EXHIBIT 99.1

Success Entertainment Group International

Announces Snapshot of Renewed Business Model

Ossian, Indiana--(-Newsfile Corp.–May 18, 2020-)--Success Entertainment Group International, Inc. (OTCQB: SEGN), (the “Company”), announces a snapshot of its renewed business model. Renavotio Infratech, Inc. (“RII”) was acquired on April 3, 2020 and in the past thirty days, RII has targeted three key of growth areas in the infrastructure space. Medical Infrastructure, Utility Infrastructure and Financial Infrastructure management. To facilitate the company’s hypergrowth business plan, three divisions were formed to manage the opportunities presented to the Company . RII financial infrastructure management will seek investment capital, plan equity raises and provide capital to each of the operating divisions. The financial division since being acquired by SEGN has completed the retirement of one of the convertible debts of $75,000 it inherited, plans to retire the second for $75,000 and is renegotiated a long term relationship with the third one of $45,000. The Company has also negotiated a funding commitment of up to $975,000 with the first $103,000.00 convertible loan due in twelve (12) months with Power Up Lending group LTD. That amount is being used to retire debt and provide working capital . SEGN plans to retire all remaining convertible debt to eliminate future dilution. RII is seeking long-term relationships with Investment Banking firms in order to raise capital and to provide guidance for its targeted acquisitions.

RII Medical infrastructure division has identified a long term opportunity in the Personal Protection Equipment market and out of the chaos of the recent weeks is securing a sweet spot with US manufactured medical gowns and face shields. RII is seeking to negotiate long term contracts with hospitals, medical distributors and government agencies. This allows RII to engage in a firm fixed price contracts with its US manufacture and provide its clients with products on a fixed price contract eliminating the price gouging that has run rampart in this market thus providing the Company with monthly reoccurring revenues. This also provides the base to help secure additional capital to build out capabilities with its planned manufacturing partnerships to become a key player in this industry.

RII third division will be its infrastructure utility division headed up by its planned acquisition of Utility Management Corp. (“UMC”). UMC owns two operating subsidiaries, (UMCCO) founded in 1962 a leader in small community Utility management and has operations that provided water-systems management for over 1200 customers. UMCCO specializes in the management and operations of small utility systems (Rural Waters Systems or Public Trusts or Authority), including record keeping, reporting, budgeting, customer correspondence, billing and engineering.

Utilizing licensed Technology Solutions providing GIS solutions, infrastructure management and “smart city” infrastructure technology to construction, environmental consulting, utility and government clients in the United States. This technology offers two principal products, it enables local and distributed teams to do field data collection using mobile devices (iOS and Android) and manage all geospatial data using a web interface, with planned testing using drones for leak detection and topographic underground utility installation planning. This allows collection of components and application program interfaces (APIs) that makes it easy to create a full, custom mapping solution very quickly. These components enable extensive and intensive data analysis, routing and dissemination of geospatial information.

UMC’s second subsidiary, Cross-Bo Construction specializes in Utility System installation and maintenance. Cross-Bo provides the hard assets and expertise to install pipelines for water, wastewater, storm water and gas systems up to 36 inches in diameter. Its Hydrovac excavators, drilling, and heavy excavating equipment lets Cross-Bo compete in the Federal, State and Municipal utility bidding markets for installation of water, waste water, storm water, and gas system construction and installation. Cross-Bo has expertise in the installation of HDPE, PVC, and Ductile piping Systems. The company is expanding into the fiber optic installation and participating in the 5G roll out with targeted Telcom relationships.

“We wanted our shareholders and future investors to understand the direction we are taking SEGN and the future opportunity the company is offering. “Said Billy Robinson, CEO.

ABOUT SUCCESS ENTERTAINMENT GROUP INTERNATIONAL INC. (SEGN)

Success Entertainment Group International Inc. (OTCQB: SEGN), plans to operate three infrastructure and financial based models, Fiber optic, 5G and utility management, medical technology and PPE infrastructure products, e-commerce based organization, sharing platforms and database membership financial growth management. Such revenue streams may contribute viable and steady growth to the Company.

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ABOUT RENAVOTIO INFRATECH (RII)

RII is a holding company focused on infrastructure opportunities including Medical, 5G, utility construction, utility management, IoT, water, waste management technology and related industries. RII initial targets along with recent medical protective gear are infrastructure companies with utility construction, consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long term savings utilizing smart utility monitoring and dedicated engineering and service personnel. These platforms capture utility data from handheld GPS devices or in place sensors, with planned use of drones to identify waste contamination, leak detection and topographic underground utility installation planning.

ABOUT UTILITY MANAGEMENT CORP

Utility Management Corp is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. It two subsidiaries, UMCCO is an engineering and smart utility management company the provides a one stop solution for for rural communities to reduces the consumption of electricity, natural gas and water utilities for commercial, industrial and municipal end users. UMCCO unique approach creates immediate bottom line savings for clients, by proving the engineering , planning, permitting and installation thru their second wholly owned subsidiary Cross-Bo construction, specializing in water, sewer, Telcom, 5G design and installation establishing a long term value proposition while also achieving respective sustainability goals.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain "forward-looking statements" under applicable US securities legislation. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: general business, economic, competitive, political and social uncertainties; delay or failure to receive board, shareholder or regulatory approvals, where applicable and the state of the capital markets. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IR Contact:
Success Entertainment Group International Inc.
Email Contact: brobinson@renavotio.com
Telephone: +1(260) 490-9990

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